Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-159607) on Post-effective Amendment No. 1 to Form F-1 on Form F-3 and in the related prospectus of our report dated November 30, 2011 on the consolidated financial statements of AutoChina International Limited and Subsidiaries for the year ended December 31, 2010, which report appears in the Annual Report on Form 20-F of AutoChina International Limited for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

November 30, 2011